Exhibit 99.A(1)

CERTIFICATE OF TRUST

OF

DIVIDEND CAPITAL ENHANCED INCOME FUND

This Certificate of Trust of Dividend Capital Enhanced Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is Dividend Capital Enhanced Income Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of Newcastle, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

5. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Jeffrey W. Taylor
Name:	Jeffrey W. Taylor
Title:	Trustee